EXHIBIT 4.06


                 NSP EMPLOYEE STOCK OWNERSHIP PLAN TRUST

                          Amendment to Section 4



Pursuant to Section 9 of the NSP Employee Stock Ownership Plan Trust ("Trust"), the undersigned officers of Northern States Power Company, a Minnesota corporation, and First Trust National Association, a national banking association incorporated under the laws of the United States of America, formerly known as First Trust Company of Saint Paul, hereby amend the Trust by adding the following at the end of Section 4 of the Trust:

     The Trustee also shall have the power to hold uninvested reasonable amounts of cash to the extent it deems advisable to facilitate disbursements or for other operational reasons, and to deposit the same, with or without interest, in the commercial or savings departments of the Trustee serving hereunder or of any other bank, trust company or other financial institution including those affiliated in ownership with the Trustee.


IN WITNESS WHEREOF, Northern States Power Company and First Trust National Association have caused this amendment to be signed by their duly authorized officers this 22nd day of December, 1994.


                                   NORTHERN STATES POWER COMPANY

                                   By: _/s/ C. L.Lesher
                                   Its: Vice President - Human Resources

                                   By:   /s/ Gary R. Johnson
                                   Its: Vice  President,  General  Counsel   and
                                        Secretary


                                   FIRST TRUST NATIONAL ASSOCIATION

                                   By: /s/_Michael J. Clark
                                   Its: Vice President

                                   By: /s/_Thomas F. Beaupre
                                   Its: Vice President